Exhibit 1.01

CONFLICT MINERALS REPORT
Year Ended December 31, 2019

Section 1: Introduction

This Conflict Minerals Report (the "Report") covers the period of January 1, 2019 through December 31, 2019, in compliance with Rule 13p-1 (the "Conflict Minerals Rule") under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under the Dodd-Frank Wall Street Reform Act (the "Dodd-Frank Act"), the Securities and Exchange Commission (the "SEC") issued the Conflict Minerals Rule to require certain companies to disclose their use of conflict minerals if those minerals are "necessary to the functionality or production of a product" manufactured by those companies. Under the Dodd-Frank Act, those minerals include tin, tungsten, tantalum or gold (together, such minerals are referred to as "3TG"). Congress enacted the Conflict Minerals Rule due to concerns that the exploitation and trade of conflict minerals by armed groups is helping to finance conflict in the Democratic Republic of Congo ("DRC") region. The Conflict Minerals Rule focuses on 3TG emanating from the DRC and nine adjoining countries (together, the "DRC Covered Countries").

Under the Conflict Minerals Rule adopted by the SEC, companies (including Lear Corporation) are required to publicly disclose their use of conflict minerals, including through filing a "conflict minerals report" as an exhibit to Form SD, the form created for conflict minerals disclosure.

Based on current SEC guidance and court rulings, Lear has decided not to voluntarily describe our products as "DRC conflict free," and therefore, an independent private sector audit of this Report is not required and has not been conducted.
Company and Product Overview
Lear Corporation ("Lear" or the "Company") is a leading Tier 1 supplier to the global automotive industry. We supply seating, electrical distribution systems and electronic modules, as well as related sub-systems, components and software, to all of the world's major automotive manufacturers. At Lear, we are Making every drive betterTM by providing technology for safer, smarter and more comfortable journeys, while adhering to our values - Be Inclusive. Be Inventive. Get Results The Right Way.

We have 257 manufacturing, engineering and administrative locations in 39 countries and are continuing to grow our business in all automotive producing regions of the world, both organically and through complementary acquisitions. Our manufacturing footprint reflects more than 143 facilities in 22 low cost countries.

We use our product, design and technological expertise, global reach and competitive manufacturing footprint to achieve the following financial goals and objectives:

Exhibit 1.01

•	Continue to deliver profitable growth, balancing risks and returns;

•	Maintain a strong balance sheet with investment grade credit metrics; and

•	Consistently return excess cash to our stockholders.

Our business is organized under two reporting segments: Seating and E-Systems. Each of these segments has a varied product and technology range across a number of component categories:

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Seating - Our Seating segment consists of the design, development, engineering, just-in-time assembly and delivery of complete seat systems, as well as the design, development, engineering and manufacture of all major seat components, including seat covers and surface materials such as leather and fabric, seat structures and mechanisms, seat foam and headrests. Further, we have capabilities in active sensing and comfort for seats, utilizing electronically controlled sensor and adjustment systems and internally developed algorithms.

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E-Systems - Our E-Systems segment consists of the design, development, engineering and manufacture of complete electrical distribution systems, as well as sophisticated electronic control modules, electrification products, connectivity products and software solutions for the cloud, vehicles and mobile devices.

Electrical distribution systems route networks and electrical signals and manage electrical power within the vehicle for all types of powertrains - from traditional internal combustion engine ("ICE") architectures to the full range of hybrid, plug-in hybrid and battery electric architectures. Key components in our electrical distribution portfolio include wire harnesses, terminals and connectors and junction boxes for both ICE and electrification architectures that require management of higher voltage and power.
Electronic control modules facilitate signal, data and power management within the vehicle and include the associated software required to facilitate these functions. Key components in our electronic control module portfolio include body control modules, wireless receiver and transmitter technology and lighting and audio control modules, as well as products specific to electrification and connectivity trends.
Electrification products include on board battery chargers, power conversion modules, high voltage battery management systems and high voltage power distribution.
Connectivity products include gateway modules and communication modules to manage both wired and wireless networks and data in vehicles. In addition to fully functional electronic modules, we offer software that includes cybersecurity, advanced vehicle positioning for automated and autonomous driving applications, roadside modules that communicate real-time traffic information and full capabilities in both dedicated short-range communication and cellular protocols for vehicle connectivity. Our software solutions also include Xevo Journeyware, a thin-client platform for the cloud, vehicles and mobile devices that enables consumer e-commerce, multi-media applications and enterprise services to improve performance and safety, deliver an artificial intelligence-enhanced driving experience and provide new monetization opportunities for us and the automotive manufacturers, and Xevo Market, an in-vehicle commerce and service platform that connects customers with their favorite brands and services by delivering highly-contextual sales offers through vehicle touch screens and vehicle-branded mobile applications.

Exhibit 1.01

Our products are more fully described in our Annual Report, which can be accessed at: https://www.lear.com/.

Lear recognizes that 3TG is present in our products in both our Seating and E-Systems segments. Most components that use 3TG are in our E-Systems electronics and electrical distribution systems and our Seating structures and mechanisms. Our latest product information is available on Lear's public domain https://www.lear.com/Site/Technology/.

Lear is a "downstream" company and is part of a global and complex supply chain, with several layers of manufacturers before reaching the smelters and refiners that may process 3TG that may ultimately be used in the products manufactured by Lear.

Lear does not have a direct business relationship with any smelters or refiners that process 3TG. As discussed later in this Report, Lear requires the suppliers in its supply chain to comply with Lear's conflict minerals reporting requests, engage in due diligence of their respective supply chains and provide information regarding the origin of and facilities used to process the 3TG contained in the materials supplied to Lear.
Section 2: Due Diligence Framework
The final Conflict Minerals Rule adopted by the SEC requires that an issuer of the report undertake a due diligence process and that such due diligence follow a nationally or internationally recognized due diligence framework. Because Lear's products, like those of many of its peers in the automotive industry, contain 3TG minerals, Lear also conducted a "Reasonable Country of Origin Inquiry" ("RCOI") regarding the origin of the 3TG minerals used in its products. Lear designed its due diligence measures to be in conformity, in all material respects, with the internationally recognized five-step due diligence framework established by the Organisation for Economic Co-operation and Development ("OECD"), the Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the "OECD Guidance"), which satisfies the Conflict Minerals Rule requirements regarding due diligence.
The following provides a description of Lear's due diligence process:
2.1 OECD Step 1: Strong Management System
A.Conflict Minerals Sourcing Policy

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Lear developed and adopted a "Conflict Minerals Sourcing Policy" that is published on Lear's public website at: https://www.lear.com/ and can be accessed directly at https://www.lear.com/user_area/content_media/raw/ConflictMineralsPolicy.pdf. It is also contained in Attachment A to this Report.

•	The policy states that Lear will comply with the disclosure and reporting requirements of the Conflict Minerals Rule of the Dodd-Frank Act, as well as the rules of the SEC promulgated thereunder.

•	The policy also states that Lear requires legal and ethical sourcing of materials in its supply chain and, as part of its Conflict Minerals Sourcing Policy, imposes an

Exhibit 1.01

obligation on Lear's suppliers to engage in due diligence of their respective supply chains to understand and report the content of the parts such suppliers provide to Lear.

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The policy is also cited in the latest comprehensive "Lear Supplier Sustainability Policy" describing Lear's pursuit to prevent the flow of funds to armed groups and conflicts as part of its broader sustainability objectives. The "Lear Supplier Sustainability Policy" is published on Lear's public website at https://www.lear.com/ and can be accessed directly at https://www.lear.com/Site/Suppliers/Supplier-Sustainability.aspx. It is also contained in Attachment B to this Report.

B.	Internal Management Structure

•	Cross Functional Team

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A "Cross Functional Team" was appointed by Lear leadership to support the supply chain due diligence undertaken by Lear. The Cross Functional Team is a subset of the broader Environmental, Social and Governance ("ESG") Executive Steering Committee - with functional leader representatives (Vice Presidents) from Lear's Environmental, Health and Safety ("EHS") and ESG (formerly, EHS only), Purchasing, Corporate Compliance and Legal, Global Engineering, Operations, Continuous Improvement, Marketing and Communications, Sales and Quality teams.

•	The EHS and ESG team coordinates the Lear Conflict Minerals process with a Cross Functional Team representative.

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The purpose of the Cross Functional Team is to ensure availability of resources necessary to support Lear's supply chain due diligence process. The team monitors the execution and effectiveness of Lear's due diligence process and collaborates to develop improvements to such process.

•	Report Findings to Designated Senior Management and Board of Directors

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Lear's designated members of the Company's Senior Management and the Company's Board of Directors are provided an update relating to conflict minerals activities by the EHS and ESG Department at least annually, or upon request.

C.	Controls and Transparency Over the Mineral Supply Chain

•	Industry Driven Programs

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The OECD Guidance encourages participation in industry-driven programs to establish an industry-wide system of controls and transparency over the mineral supply chain including either a chain of custody or a traceability system. As outlined in the OECD Guidance. Lear supports an industry initiative that validates

Exhibit 1.01

smelters' or refiners' ("SORs") due diligence activities. The industry initiative is the Responsible Minerals Initiative® ("RMI"®) of the Responsible Business Alliance (RBA®), formerly the Conflict-Free Sourcing Initiative® (CFSI®) of Electronic Industry Citizenship Coalition (EICC®) and the Global e-Sustainability Initiative (GeSi®). Lear is recognized in RMI under company member code "LEAR."

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RMI validates SORs due diligence activities through its Responsible Minerals Assurance Process ("RMAP"), formerly the Conflict-Free Smelter Program ("CFSP"). The RMAP uses an independent third-party assessment of SOR management systems and sourcing practices to validate conformance with RMAP audit standards and current global standards and alignment with OECD due diligence measures on sourcing of conflict-free materials. Companies can then use this information to assess and make informed choices concerning their supply chains. The audit standards were developed according to global frameworks including the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the Dodd-Frank Act. The RMAP Gold Standard is cross-recognized by the London Bullion Market Association (LBMA) and the Responsible Jewellery Council (RJC) third party gold refiner audits.

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Lear actively participates in the Automotive Industry Action Group ("AIAG"), an automotive industry group whose members include original equipment manufacturers ("OEM") and "Tier" suppliers. Lear participates in periodic meetings and coordinates with AIAG through the Responsible Materials Work Group ("RMWG"), which was established to prepare suppliers for reporting that will enable compliance with provisions of the Conflict Minerals Rule. The RMWG created different sub groups to support specific initiatives to develop tools and resources to assist companies and their supply chain in the reporting processes. Lear joined the Smelter Engagement Team ("SET"), Information Sharing, Industry Best Practices and Global Requirements & Minerals Sensing sub groups of the RMWG. Lear also participates in the RMI's SET. The SETs conduct research and outreach encouraging SORs to participate in the RMI which supports the validation of SORs management systems and due diligence process. Validation through the RMI evaluates chain of custody and/or traceability of the minerals from the mine to the SORs. This is the primary methodology for downstream suppliers (such as Lear) to have influence on the upstream supply base (such as the smelters and refiners).

D.	Company Engagement with Suppliers

•	Lear has established an online supplier portal and communication resources to strengthen Lear's engagement with its suppliers.

•	The supplier portal is available at Lear's website at: https://www.lear.com/site/suppliers/.

Exhibit 1.01

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The "Suppliers" tab serves as a supplier information portal that provides the supply chain a unique opportunity to view and access important Lear information and updated web guides for suppliers. Web guides are referred to in the "Terms and Conditions" used by Lear when contracting with suppliers, and such web guides contain requirements not specifically identified in the Terms and Conditions. Web guides include a Global Requirements Manual for Suppliers and contain information for suppliers regarding the Conflict Minerals Requirement. Also, under the "Suppliers" tab, additional conflict minerals related documents are provided (e.g., Lear's Conflict Minerals Sourcing Policy, supplier expectations and communication requests to the supplier).

•	Suppliers may contact a Lear conflict minerals representative anytime via e-mail at: conflictminerals@lear.com.

•	Suppliers may also be able to receive communications via Lear's online supplier bulletin database. Access to this database is provided to all Lear production suppliers.

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3TG relevant suppliers receive a communication letter that outlines reporting instruction and expectations. It also includes information on resources that may help suppliers with their reporting activities. A sample letter is contained in Attachment C to this Report.

E.	Grievance Mechanism

•	The conflictminerals@lear.com mailbox is a mechanism available for any interested party to communicate their concerns/grievances regarding Lear's conflict minerals process.

•	This mailbox is checked daily for communications from interested parties.

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In the event that a grievance is submitted via the mailbox, the established process is to review the contents of the grievance, discuss with appropriate Lear individuals from the Cross Functional Team to seek resolution and communicate back to the person submitting the grievance.

Exhibit 1.01

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A process for reporting concerns has also been established for Lear employees and Lear's extended supply chain globally to report concerns on any potential risks associated with human rights, as well as Animal Welfare issues. Reports can be made anonymously, toll-free, in their local language via telephone, via an online web form or via mailing. The details on Lear standards associated with the reporting process can be found on Lear's Code of Business Conduct and Ethics located at http://ir.lear.com/corporate-governance. This information is also found in Lear's Annual Sustainability Report at https://www.lear.com/user_area/content_media/raw/LearSustainabilityReport.pdf.

2.2 OECD Step 2: Identify and Assess Risk in Our Supply Chain

Lear engaged in a number of steps to identify which of its suppliers are known to have 3TG in their products and request that such suppliers complete a template to assist Lear in identifying and assessing risks in its supply chain. These steps included:

A.	Identification of Suppliers and Point of Contact

•	Suppliers are requested to identify the individual(s) responsible for providing conflict mineral information for their company.

•	RCOI is made using the RMI's Conflict Minerals Reporting Template (the "CMRT"), which is described in further detail below.

•	RCOI is an inquiry regarding the origin of 3TG that is designed to determine where the minerals used by Lear's suppliers originated or if they are from recycled or scrap sources.

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The CMRT was developed by the RMI as a standard reporting template for companies to use to facilitate disclosure and communication of information regarding SORs that provide material to a company's supply chain. It includes questions regarding a company's conflict minerals sourcing policy, engagement with its direct suppliers and a listing of the SORs the company and its suppliers use. In addition, the CMRT contains questions about the origin of conflict minerals included in suppliers' products, as well as about the due diligence conducted by suppliers.

B.    Assessment of Risk

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Lear utilizes the International Material Data System ("IMDS") to identify and assess risk of relevant suppliers that provide components to Lear, as an initial step. Lear communicates the conflict minerals reporting request by e-mail with its suppliers identified in the IMDS list known to have 3TG in their products.

Exhibit 1.01

The IMDS is a collective, computer-based material data system for the automotive industry to manage environmental relevant aspects of the different parts in vehicles.

•	Lear considers the following risk elements in its due diligence process:

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Completeness of the submission of information by Lear's suppliers, especially for those suppliers known to have 3TG in their components. The AIAG's CM-3 Guide for Conflict Minerals Reporting to the Automotive Industry ("CM-3 Guide") and other available guidance across the industry are used to determine completeness of submission by analyzing the supplier's answers to each question contained in the CMRT.

•	Submission of SORs data and determination if SORs had been validated to be conformant with the RMI RMAP.

•	Consistency and substantiation of information by cross-checking submissions with the IMDS data.

•	Presence of Conflict Minerals Sourcing Policy.

•	As questions arise regarding supplier submissions, Lear communicates by e-mail with the supplier for clarification and understanding.

2.3 OECD Step 3: Design and Implement a Strategy to Respond to Identified Risks

Lear's conflict minerals due diligence is an on-going and proactive process. Lear's strategy for identifying risks focused on the following:

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An assessment of all responses received from suppliers using the CM-3 Guide, the IMDS data information, the RMI's smelter database information and RCOI. Supplier responses are categorized as follows: (i) accepted (meaning the response satisfied the requirements and expectations set forth in the CMRT); (ii) inconsistent or incomplete (meaning the response contained inconsistent information when compared against known or existing IMDS data and clarification is required, or expected inputs are missing); and (iii) rejected (meaning the CMRT data is invalid or not presented in the required format). Categorizing a response is prompted by the completeness or quality of the answer and cross-checks undertaken by Lear. Suppliers are notified by e-mail of the status of their CMRT responses and if rejected, or if incomplete or inconsistent submissions, suppliers are asked to correct and resubmit.

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A listing of SORs information provided to Lear by its supply chain is compiled. The listing contains both conformant SORs and those that are not yet validated to be conformant with RMAP. As noted, Lear supports the RMI and their independently verified list of conflict-free SORs through their RMAP.

2.4 OECD Step 4: Independent Third Party Audit of Supply Chain Due Diligence

Exhibit 1.01

As a downstream supplier, Lear does not have a direct relationship with 3TG smelters and refiners and does not perform or direct audits of these entities within its supply chain. Lear supports an independent third-party audit effort through continued membership with RMI. Validation through the RMI evaluates chain of custody and/or traceability of the minerals from the mine to the SORs. Through this membership, Lear is able to contribute to RMI's ongoing RMAP audit efforts.

2.5 OECD Step 5: Report on Supply Chain Due Diligence

Lear prepares this Report and the associated Form SD and makes such documents available online at: http://ir.lear.com/sec.cfm.

Section 3: Due Diligence Measures Undertaken

In accordance with the OECD framework and industry best practices, Lear took the following measures during this reporting year to exercise due diligence on the source and chain of custody of conflict minerals as defined by Section 1502 of the Dodd-Frank Act, and support expanded outreach efforts to leverage responsible sourcing practices within Lear's supply base.

•	Utilized IMDS resources to identify and assess risk of relevant suppliers that provide components to Lear.

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Communicated the conflict minerals reporting request and instructions via both e-mail and the compliance platform (iPoint Conflict Minerals Platform) to suppliers that are both identified in the IMDS list known to have 3TG in their products and one of Lear's top suppliers in terms of the spend amount of the Seating and E-Systems business segments. The communication letter is contained in Attachment C to this Report.

•	Continued to apply the AIAG CM-3 Guide and included the RMI CMRT Completion Guide to validate and assess potential risk on the CMRT data declaration from suppliers.

•	Determined completeness of the CMRT declaration from suppliers by analyzing the answers to each question contained in the CMRT, and considered the following risk elements:

•	Accuracy of SORs data and determination if SORs had been validated to be conformant with the RMAP of RMI.

•	Consistency and substantiation of information by cross-checking submissions with the IMDS data.

•	Utilized the RMI smelter database tools and RCOI data resources to compare the SORs identified in Lear's supply chain to determine the status of such SORs.

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Categorized supplier responses as follows: (i) accepted (meaning the response satisfied the requirements and expectations set forth in the CMRT); (ii) inconsistent or incomplete (meaning the response contained inconsistent information when compared against known or existing IMDS data and clarification is required, or expected inputs are missing); and (iii) rejected (meaning the CMRT data is invalid or not presented in the required format). Categorizing a response is prompted by the completeness or quality of the answer and cross-checks undertaken by Lear.

•	Continued to include the confirmation of suppliers' Conflict Minerals Policy in the evaluation of their CMRT declaration.

Exhibit 1.01

•	Suppliers were notified by e-mail of the status of their CMRT responses and if their response is rejected, or if incomplete or inconsistent, suppliers were asked to correct and resubmit.

•	As questions arose regarding supplier CMRT declaration, Lear communicated by e-mail and telephone with the supplier for clarification and understanding.

•	Lear participated on the AIAG RMWG and RMI by attending periodic meetings or conference calls.

•	Financially supported the RMAP by continued membership with RMI.

•	Participated in the 2019 Conflict Minerals Automotive Industry Briefing together with customers, industry peers and supply base.

•	Conducted smelter outreach by sending letter communications encouraging eligible SORs to participate in the RMAP audit process.

•	Volunteered for incoming smelter pre-audit visits under AIAG SET-coordinated program with RMI in 2020.

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Improved transparency by including conflict minerals information and updates in Lear's Annual Sustainability Report that can be found on Lear's public domain. The latest published report can be accessed directly at https://www.lear.com/user_area/content_media/raw/LearSustainabilityReport.pdf.

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Leveraged the use of the Lear Global Suppliers Bulletin for periodic outreach and communication of resources, such as reporting concerns regarding potential human rights risks. See the latest Annual Sustainability Report for additional information.

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Began to incorporate United Nations Sustainable Development Goals (UN SDGs) on social responsibility strategies, including responsible sourcing. See the latest Annual Sustainability Report for additional information.

Section 4: Continuous Improvement Efforts to Mitigate Risk

As a result of 2019 due diligence efforts, Lear identified the following continuous improvement points to further mitigate risks in the 2020 conflict mineral reporting year:

•	Further integration of the conflict minerals compliance requirements and processes within the functions of Lear's global organization.

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Result: Lear is developing specific goals as part of its comprehensive ESG strategy that aim to leverage the integration of environmental, social and economic aspects into business decisions, operations and governance. The conflict minerals compliance and responsible sourcing program is a subset of broader goals, working with the broader ESG Steering Committee as described in Section 2.1B of this Report. Specific integration to relevant business units such as purchasing and supply chain management will continue to be developed further.

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Continued partnership and collaboration with AIAG, RMI and other relevant cross-industry groups to ensure alignment with current industry outreach and efforts with respect to conflict minerals (as discussed in item C on page 5 of this Report).

•	Results: Lear continued collaboration with AIAG RMWG and RMI by participating in work group discussions and providing input on various topics and projects, such as outreach,

Exhibit 1.01

further development of resources for the supply base, sharing best practices and process coordination and alignment with industry peers.

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Participation in both AIAG SET and RMI SET to support research and outreach projects which encourage smelters and refiners to participate in the RMI. Lear will also continue to provide input to the Supplier Survey of RMI. RMI solicits supplier surveys to refresh the aggregated list of potential and actual SORs in CFSI member company supply chains. This information will be used to help identify SORs and aliases, cover as many smelters and refiners as possible and prioritize research and outreach throughout the reporting year.

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Results: Lear continues to participate in AIAG SET-coordinated smelter engagement reviews and discussion that support the automotive industry objective of expanding smelter outreach efforts with RMI and increasing SORs participation and conformance to RMAP. Lear continues to assess the feasibility of participating in upcoming smelter pre-audit visits.

Lear is committed to use only components with raw materials where extraction, transport, trade, processing and export are obtained from validated sources as a matter of principle, where practicable. In 2020, Lear's continuous improvement efforts to mitigate risks will focus on:

•	Expanded supplier due diligence programs and enhanced outreach efforts to build further capacity within our supply base.

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Continued collaboration with AIAG and RMI, as well as participation in cross-industry forums to ensure access to up-to-date smelter status information, including events and legislation related to conflict minerals, and further alignment and development of strategies with regards to due diligence and responsible sourcing.

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Continued integration of the conflict minerals compliance requirements and process between cross-functional teams within Lear's organization globally. The 2020 reporting year will focus on building internal functions capacity on top of sourcing requirement process enhancement with Lear Global Purchasing and Supply Chain Management leadership.

•	Lear will continue to work with relevant suppliers to ensure continued improvement on response rate and encourage them to work towards 100% identification of SORs from their supply chain.

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Lear will continue to provide input to the Supplier Survey of RMI. RMI continually solicits supplier surveys to refresh the aggregated list of potential and actual SORs in RMI member company supply chains. This information will be used to help identify SORs and aliases, cover as many smelters and refiners as possible and prioritize research and outreach throughout the reporting year.

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Lear will conduct continual product material assessments to identify risks beyond 3TG. Lear has begun data assessments on cobalt to understand where cobalt is used in its products. The results are utilized for verification purposes with suppliers and establishment of necessary due diligence next steps based on verification results.

Section 5: Due Diligence Results

Exhibit 1.01

Lear performed in good faith the RCOI and due diligence efforts to identify whether any of the 3TG used in its products originated in the DRC and DRC Covered Countries, or from recycled or scrap sources. As a result of the latest RCOI and continuous due diligence efforts, the following smelter statistics information describes the latest outcome. Lear continues to identify a large number of SORs and found 100% of Tantalum SORs are conformant with RMAP. Efforts continue to identify all SORs for all other minerals - Tin, Tungsten and Gold. Based on the declaration gathered from its supply base to date, Lear is currently unable to determine with certainty the conflict-free status of each specific product and its association with specific SORs. Nevertheless, Lear continues to evaluate potential areas within the business to improve its process to mitigate risks associated with conflict minerals, such as building further capacity and outreach with its supply base, on top of reinforcing its sourcing policy and requirements and beyond the contract language that provides for execution of supplier requirements and reaching out to eligible SORs to engage on RMAP audit.

The SORs facilities identified in suppliers CMRT declaration for this reporting year is contained in Attachment D to this Report.

•Supplier Response Rate per Metal - Company Level
2019 RCOI data based on the total 349 Global Relevant Suppliers, with >95% total response rate

RCOI Percentage Status
Metal	Suppliers Response Rate
Gold	96%
Tantalum	95%
Tin	94%
Tungsten	97%

•Smelter Information - Company Level

Metal	SORs Statistics
	RMAP Conformance Rate	RMAP Conformant SORs	Active/On-going Research and Outreach/Eligible SORs	Confirmed Not Eligible SORs
Gold	76%	105	34	10
Tantalum	100%	39	not applicable	not applicable
Tin	83%	45	9	24
Tungsten	94%	43	3	8

Exhibit 1.01

Section 6: Forward-Looking Statements

This Report contains "forward-looking statements" about activities, events or developments that Lear intends, expects, projects, believes or anticipates will occur in the future. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as "may," "should," "could," "will," "expects," "seeks to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. Such statements are only our expectation of the outcome of future events. The outcome of the events described in these forward-looking statements is subject to substantial known and unknown risks, uncertainties and other factors that may cause results and developments to differ materially from those anticipated in our forward-looking statements. Lear's Form 10-K for the year ended December 31, 2019, and subsequent filings with the SEC discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this Report. Lear expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

Exhibit 1.01

Attachment A

CONFLICT MINERALS SOURCING POLICY

On August 22, 2012, under the Dodd-Frank Wall Street Reform and Consumer Protection Act, the U. S. Securities and Exchange Commission (SEC) approved the final rule to impose disclosure and reporting requirements related to conflict minerals (tin, tungsten, tantalum, and gold). The rule requires U. S. publicly traded companies to disclose the presence of conflict minerals originating in the Democratic Republic of the Congo (DRC) or adjoining countries in the products they manufacture, if the conflict minerals are necessary to the functionality or production of such products.

As a supplier in the automotive and non-automotive industries, Lear uses a variety of materials in the products it manufactures. The supply chain for these materials is complex.

It is Lear's policy to comply with the disclosure and reporting requirements of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as all rules of the SEC promulgated under such Act. Lear requires legal and ethical sourcing of materials in our supply chain and, as part of our Conflict Minerals Sourcing Policy, Lear requires its suppliers to engage in due diligence of their supply chain to understand and report the content of their parts supplied to Lear.

By:	/s/ Raymond E. Scott

Title:	President and Chief Executive Officer

Exhibit 1.01

Attachment B

SUPPLIER SUSTAINABILITY POLICY

It is Lear's belief that how we operate as a Company, and as individuals, is based on the principle of doing the right thing. This leads our customers and business partners to do business with us, our shareholders to invest in us, our external stakeholders to respect us, and the best talent to join us in working for Lear.
This Supplier Sustainability Policy identifies the global standards to be followed in your business activities on behalf of Lear. Suppliers are expected to share Lear's commitment to these standards.
Code of Business Conduct and Ethics
Lear conducts business with integrity and in compliance with all applicable laws and regulations. A commitment to integrity is critical to how we conduct business and maintain our outstanding reputation in the communities in which we do business. Suppliers are expected to understand and comply with Lear's Code of Business Conduct and Ethics (http://ir.lear.com/static-files/7228f685-6f88-41c3-94d4-753ca6d888a2) and demonstrate the highest standard of integrity and ethical conduct in all business activities.
Legal Compliance
Lear is committed to complying with all applicable legal requirements. Suppliers are expected to comply with all applicable legal requirements and prevent incidents or conditions that might result in a violation of law. All purchased materials used in manufacture of goods shall satisfy current governmental and safety constraints on restricted, toxic and hazardous materials as well as environmental, electrical and electromagnetic considerations applicable to the country of manufacture and sale. All suppliers must be in compliance with ISO14001, TS16949 and ELV (End-of-Life) Directive, or their successors, as amended from time to time.
Human Rights
Lear is committed to recognizing human rights and labor principles throughout its global organization and supply chain. Lear considers employees to be one of the most important resources and is committed to the treatment of all employees with dignity and respect. All suppliers are required to comply with local laws governing the employment relationship.
Child Labor
Lear's suppliers will not use child labor. The term child refers to children under the legal age for employment in any location.
Forced Labor, Human Trafficking
Lear believes that all employees should have the right to voluntarily elect whether to be employed by the supplier. The supplier will not use forced or involuntary labor of any kind or tolerate physically abusive disciplinary practices.

Exhibit 1.01

Wages and Hours, Working Conditions
Suppliers must comply with all applicable wage and hour laws, including minimum wage, overtime, maximum hour rules, meal and rest periods, and to provide legally mandated benefits. Where local industry standards exceed applicable legal requirements, suppliers are encouraged to provide wages and ensure working conditions that meet the higher local industry standards.
Coercion, Harassment and Discipline
Lear expects its suppliers to treat their employees with dignity and respect. Suppliers are expected to have systems in place to prevent, detect, and resolve unacceptable worker treatment such as harassment, inappropriate use of discipline, discrimination, physical or mental punishment, or other forms of intimidation or abuse (e.g., physical abuse, threat of abuse, sexual or other harassment, verbal abuse, any type of corporal punishment, or other forms of mental and/or physical coercion as a form of discipline).
Discrimination
Lear is committed to providing all employees with a professional working environment which is free from unlawful forms of discrimination and harassment. Suppliers must make all employment decisions based on the facts and individual merit. Suppliers shall not discriminate in their hiring and employment practices (e.g., pay/promotion) and must follow all employment laws.
Freedom of Association and Collective Bargaining
Suppliers must respect their employees' right to choose to join or not to join a trade union, or to have recognized employee representation in accordance with local law. Suppliers are expected to maintain constructive dialogue and negotiate in good faith with such representatives. Suppliers shall not harass, discriminate against, or otherwise penalize workers, worker representatives, or trade union members because of their interest and/or membership in, or affiliation with, a trade union, or their legitimate trade union activity, in accordance with international labor standards.
Preventing Bribery and Corruption
Lear is committed to conducting business ethically throughout the world. Lear prohibits suppliers from giving or promising to give anything of value to employees or representatives of foreign governments, governmental agencies, political parties, or to political candidates, for the purpose of obtaining or retaining business. Suppliers must conduct business with integrity and in full compliance with all applicable laws.
Environmental, Health & Safety
Lear is committed to complying with all applicable environmental, health and safety legal requirements and protecting the environment. Suppliers are expected to comply with all applicable environmental, health and safety legal requirements and prevent incidents or conditions that might result in a violation of law or otherwise endanger the environment.
Suppliers must provide each employee with a safe and healthful work environment. Each supplier has responsibility for maintaining a safe and healthy workplace for all employees by following health and safety rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions as stated in the Environmental, Health and Safety Policy
(https://lear.com/user_area/content_media/raw/EnvironmentalHealthSafetyandSustainabilityPolicy_Final72919.pdf).

Exhibit 1.01

Environmental Sustainability
Lear adopts the definition for Sustainability as "meeting the needs of the present without compromising the ability of future generations to meet their own needs." For Lear, this means being aware of our impacts and understanding how these affect the world around us. Our mission is to reduce these impacts while increasing the profitability and longevity of our company.
Lear expects its suppliers to support Lear's sustainability mission by complying with all applicable environmental laws, rules and regulations while using resources wisely. Suppliers are expected to share Lear's commitments by developing and implementing a sustainability program focused on using natural resources responsibly, reducing water usage, reducing waste generation, improving energy efficiency and reducing the carbon footprint of their operations.
Preventing the Flow of Funds to Armed Groups and Conflicts
Lear strives to use only components with raw materials where extraction, transport, trade, processing and export are obtained from validated sources as a matter of principle, wherever practicable. We ask our suppliers to source responsibly and endeavor to understand that sourcing of their materials neither directly nor indirectly provides funding to conflicts and human rights abuses. Further, compliance with conflict minerals requirements is outlined in the Lear Conflict Minerals Sourcing Policy (https://www.lear.com/user_area/content_media/raw/ConflictMineralsPolicy.pdf).
Animal Welfare
Lear upholds the highest standards for ethical behavior. With respect to animal welfare, we require compliance with all legal requirements and, as applicable, we expect our suppliers to implement industry-best policies and practices related to the ethical treatment of animals. Lear commits to a belief in the humane treatment of animals, including freedom from thirst and hunger, freedom from discomfort, pain, injury and disease, freedom to express normal behavior, and freedom from fear and distress.
Implementation of Sustainability Standards in the Supply Chain
Lear expects its suppliers and all subcontractors to abide by the requirements of this Supplier Sustainability Policy, including identifying risks within their supply chains and taking appropriate measures to address them.
Right to Audit and Ensure Compliance
Lear reserves the right to conduct audits to ensure compliance with these requirements and also reserves the right to take appropriate measures, including discontinuing any relationship with a supplier should the supplier violate, fail to correct, or have a pattern of violating this Policy.

Exhibit 1.01

Attachment C
Valued Supplier Partner,
The Lear Corporation Conflict Minerals Team wants to take this opportunity to thank your company for all your endeavors during the 2018 Conflict Minerals Reporting Year. Lear is now focusing efforts on the 2019 Reporting Year and strives to demonstrate year-over-year improvement in our due diligence efforts related to conflict minerals.
2019 Conflict Minerals Reporting Expectations

This year, Lear will continue to strive towards improvements on the quality of supply chain responses and suppliers that report "valid” smelter data. In this case, "valid" is defined as identifying all tantalum, tin, tungsten, and gold (3TG) smelter(s) or refiner(s) (SORs) that have been verified in our supply chain.

•	Reporting Format - Lear requires using the industry standard CMRT Revision 5.1x or higher

◦	The CMRT can be found on http://www.responsiblemineralsinitiative.org/conflict-minerals-reporting-template/

•	Declaration Scope or Class - For 2019, Lear will accept the following and highly recommends options 1 and 2:

1)
Product (or List of Products) - specific to products supplied to Lear. If you select this option, show the complete list of products in the Product List tab of the CMRT. If IMDS data is available, indicate the IMDS ID in the comments column.

2)	User Defined - represents group of products that your company is supplying to Lear. If you select this option, indicate in the Description Scope "Parts supplied to Lear"

3)	Company - represents the products that your company ships to all of your customers.

•	Methods of Reporting - Lear will accept two methods of reporting:

◦	iPoint Conflict Minerals Platform (iPCMP) (strongly preferred)

▪	iPCMP Basic License is FREE http://conflict-minerals.com/

▪	Lear Corporation's iPCMP ID number is 2288.

▪	If your company is using iPCMP, email your iPCMP ID number to conflictminerals@lear.com

◦	Lear's Conflict Minerals Mailbox

▪	Submit CMRT via email to conflictminerals@lear.com

•	Timing - Lear requires your response to be submitted by the following dates:

◦	CMRT declarations are accepted starting August 1, 2019 and due on August 30, 2019 (Preliminary YTD report)

◦	Full calendar year updates are due by January 17, 2020

•	For further guidance on conflict minerals reporting, visit the following links

◦	Lear Supplier Portal (http://www.lear.com/en/supplier_info/)

◦	AIAG - Web Training (FREE) http://blog.aiag.org/free-conflict-minerals-web-training-videos-now-available

◦	AIAG (http://conflictminerals.aiag.org)

◦	SEC (https://www.sec.gov/divisions/corpfin/guidance/conflictminerals-faq.htm)

◦	RMI (http://www.responsiblemineralsinitiative.org/)
We ask you to source responsibly and endeavor to understand that sourcing of your materials neither directly nor indirectly provides funding to conflicts and human rights abuses. See the Lear Conflict Minerals Sourcing Policy for more information: http://lear.com/user_area/content_media/raw/ConflictMineralsPolicy.pdf).

Further, your company is expected to adhere with Lear's Code of Business Conduct and Ethics and ensure that you are not associated with any exporting and prohibited transactions - and that you comply with all applicable legal requirements and prevent incidents or conditions that may result in a violation of law and restrictions.

For specific questions in completing your CMRT, please send an email to conflictminerals@lear.com.

Exhibit 1.01

Thank you for your continued collaboration.

Jack Nunes
Vice President
Global Health, Safety and Environmental Management
Lear Corporation | World Headquarters | 21557 Telegraph Road, Southfield, MI 48033 USA | Homepage: http://www.lear.com/

Exhibit 1.01

Attachment D
SORs Facilities Identified in Suppliers CMRT Declaration for 2019 Reporting Year

The following information were determined through suppliers CMRT data declaration to Lear as part of its 2019 RCOI. All listed names of 3TG SOR facilities below is based on information made publicly available by the RMI on the RMAP Smelters & Refiners Lists as of May 15, 2020.

3TG Metal	Standard Smelter Name	Country Location of SOR	SOR Identification Number
Gold	8853 S.p.A.	ITALY	CID002763
Tungsten	A.L.M.T. Corp.	JAPAN	CID000004
Tungsten	ACL Metais Eireli	BRAZIL	CID002833
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	CID000015
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES	CID002560
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Tin	Alpha	UNITED STATES OF AMERICA	CID000292
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL	CID000058
Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077
Gold	Asahi Pretec Corp.	JAPAN	CID000082
Gold	Asahi Refining Canada Ltd.	CANADA	CID000924
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	CID000920
Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090
Tantalum	Asaka Riken Co., Ltd.	JAPAN	CID000092
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	CID002502
Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850
Gold	Aurubis AG	GERMANY	CID000113
Gold	Bangalore Refinery	INDIA	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Gold	Boliden AB	SWEDEN	CID000157
Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	CID000185
Gold	Cendres + Metaux S.A.	SWITZERLAND	CID000189
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	CID003190
Gold	Chimet S.p.A.	ITALY	CID000233
Tin	China Tin Group Co., Ltd.	CHINA	CID001070
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SOR	SOR Identification Number
Gold	Chugai Mining	JAPAN	CID000264
Tantalum	CP Metals Inc.	UNITED STATES OF AMERICA	CID003402
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA	CID002504
Gold	DODUCO Contacts and Refining GmbH	GERMANY	CID000362
Gold	Dowa	JAPAN	CID000401
Tin	Dowa	JAPAN	CID000402
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF	CID003195
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359
Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425
Gold	Eco-System Recycling Co., Ltd. North Plant	JAPAN	CID003424
Gold	Eco-System Recycling Co., Ltd. West Plant	JAPAN	CID003425
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	CID000438
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA	CID000456
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460
Tin	Fenix Metals	POLAND	CID000468
Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA	CID003401
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA	CID002459
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA	CID002557
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA	CID000568
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	CID003116
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849
Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA	CID002548
Tantalum	H.C. Starck Ltd.	JAPAN	CID002549

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SOR	SOR Identification Number
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550
Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002542
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY	CID002545
Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541
Gold	HeeSung Metal Ltd.	KOREA, REPUBLIC OF	CID000689
Gold	Heimerle + Meule GmbH	GERMANY	CID000694
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	CID000760
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA	CID003182
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Gold	Istanbul Gold Refinery	TURKEY	CID000814
Gold	Italpreziosi	ITALY	CID002765
Gold	Japan Mint	JAPAN	CID000823
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551
Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	CID002647
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318
Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION	CID003408
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
Gold	Kazzinc	KAZAKHSTAN	CID000957

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SOR	SOR Identification Number
Tantalum	KEMET Blue Metals	MEXICO	CID002539
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA	CID002568
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA	CID000966
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA	CID000105
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	CID000969
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF	CID003388
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511
Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID003407
Gold	L'Orfebre S.A.	ANDORRA	CID002762
Tantalum	LSM Brasil S.A.	BRAZIL	CID001076
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA	CID003379
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	CID002468
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319
Gold	Marsam Metals	BRAZIL	CID002606
Tungsten	Masan Tungsten Chemical LLC (MTC)	VIET NAM	CID002543
Gold	Materion	UNITED STATES OF AMERICA	CID001113
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	CID001142
Tin	Metallo Belgium N.V.	BELGIUM	CID002773
Tin	Metallo Spain S.L.U.	SPAIN	CID002774
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147
Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO	CID001161
Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175
Tin	Mineracao Taboca S.A.	BRAZIL	CID001173
Tin	Minsur	PERU	CID001182
Gold	Mitsubishi Materials Corporation	JAPAN	CID001188
Tin	Mitsubishi Materials Corporation	JAPAN	CID001191
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SOR	SOR Identification Number
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION	CID002845
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY	CID001220
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA	CID002589
Gold	Nihon Material Co., Ltd.	JAPAN	CID001259
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Tantalum	NPM Silmet AS	ESTONIA	CID001200
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION	CID001326
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)	CID001337
Gold	PAMP S.A.	SWITZERLAND	CID001352
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827
Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919
Tantalum	Power Resources Ltd.	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF	CID002847
Tin	Precious Minerals and Smelting Limited	INDIA	CID003409
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503
Tin	PT Mitra Stania Prima	INDONESIA	CID001453
Tin	PT Refined Bangka Tin	INDONESIA	CID001460
Tin	PT Timah Tbk Kundur	INDONESIA	CID001477
Tin	PT Timah Tbk Mentok	INDONESIA	CID001482
Gold	PX Precinox S.A.	SWITZERLAND	CID001498
Tantalum	QuantumClean	UNITED STATES OF AMERICA	CID001508
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512
Gold	REMONDIS PMR B.V.	NETHERLANDS	CID002582
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	CID002707
Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA	CID001522
Gold	Royal Canadian Mint	CANADA	CID001534
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	CID001539

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SOR	SOR Identification Number
Gold	SAAMP	FRANCE	CID002761
Gold	Safimet S.p.A	ITALY	CID002973
Gold	SAFINA A.S.	CZECHIA	CID002290
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756
Tin	Soft Metais Ltda.	BRAZIL	CID001758
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA	CID001761
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF	CID002918
Gold	T.C.A S.p.A	ITALY	CID002580
Tantalum	Taki Chemical Co., Ltd.	JAPAN	CID001869
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	CID001889
Tantalum	Telex Metals	UNITED STATES OF AMERICA	CID001891
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM	CID002834
Tin	Thaisarco	THAILAND	CID001898
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	CID003325
Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615
Gold	Torecom	KOREA, REPUBLIC OF	CID001955
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969
Gold	Umicore Brasil Ltda.	BRAZIL	CID001977
Gold	Umicore Precious Metals Thailand	THAILAND	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	CID002724
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	CID001993
Gold	Valcambi S.A.	SWITZERLAND	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	CID002030
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL	CID002036
Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA	CID002044
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843

Exhibit 1.01

3TG Metal	Standard Smelter Name	Country Location of SOR	SOR Identification Number
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508
Gold	Yamakin Co., Ltd.	JAPAN	CID002100
Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158
Tin	Yunnan Tin Company Limited	CHINA	CID002180
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA	CID003397
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224